Oppenheimer Limited Term California Municipal Fund
NSAR Exhibit – Item 77I

Oppenheimer Limited Term California Municipal Fund (the "Registrant"), which offers shares classes A, B, and C, began offering Class Y shares on November 29, 2010.  Post−Effective Amendment No. 9 to the Registrant's Registration Statement, Accession Number 0000728889-10-001728, which includes the terms of Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.